Exhibit 15.3

Our Ref: U7350_Consent letters_Iron Ore.docx                           18 February 2019

Dear Sirs/Mesdames:

RE:    United States Securities and Exchange Commission

I hereby consent to (a) SRK Consulting (UK) Limited being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2018 (the "2018 20-F”) as having conducted independent audits of the 2017 iron ore reserve estimates on ArcelorMittal's properties in Ukraine and (b) the incorporation by reference of the 2018 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of SRK Consulting (UK) Limited

/s/ Keith Philpott	/s/ Richard Oldcorn
Keith Philpott,	Richard Oldcorn,
Corporate Consultant, Coal Geology,	Managing Director & Corporate Consultant (Due Diligence),
Project Manager	Project Director
SRK Consulting (UK) Limited	SRK Consulting (UK) Limited